Exhibit 10.7

AMENDMENT NO. 1
TO
EIGHTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
BLACK CREEK DIVERSIFIED PROPERTY OPERATING PARTNERSHIP LP
This Amendment No. 1 (this “Amendment”) to the Eighth Amended and Restated Limited Partnership Agreement of Black Creek Diversified Operating Partnership LP (the “Partnership”) is effective as of May 1, 2019 by Black Creek Diversified Property Fund Inc., a Maryland corporation, in its capacity as the sole general partner of the Partnership (the “General Partner”) and by Black Creek Diversified Property Advisors Group LLC as sole Special OP Unitholder of the Partnership.
RECITALS
WHEREAS, the Partnership was formed on April 12, 2005 as a limited partnership under the laws of the State of Delaware, pursuant to a Certificate of Limited Partnership filed with the Office of the Secretary of State of the State of Delaware on April 12, 2005;
WHEREAS, the Partnership is governed by, and the respective rights and obligations of the General Partner and the Limited Partners of the Partnership are set forth in, that certain Eighth Amended and Restated Limited Partnership Agreement, dated as of February 26, 2019 (the “Partnership Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Partnership Agreement;
WHEREAS, the General Partner and the sole Special OP Unitholder desire to amend certain provisions related to redemption rights of the Special OP Unitholders and the Advisor; and
WHEREAS, pursuant to Article 11 of the Partnership Agreement, the General Partner and sole Special Limited Partner are entitled to effect this Amendment without the consent of the Limited Partners.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner and the sole Special OP Unitholder hereby agree as follows:
1.Amendment. The second paragraph of Section 8.5(a) is replaced with the following:
Notwithstanding the foregoing, but subject to the limitations of this paragraph, the Special OP Unitholders and the Advisor shall have the right to require the Partnership to redeem all or a portion of their Partnership Units pursuant to this Section 8.5 at any time irrespective of the period the Partnership Units have been held by the Special OP Unitholders or the Advisor; provided, however, that in the event the Special OP Unitholders or the Advisor hold Partnership Units paid or distributed with respect to the Performance Allocation or Performance Component (as defined in the Advisory Agreement) from any prior calendar year and requests the Partnership to redeem all or a portion of such Partnership Units (the “Partnership Unit Balance”) the Partnership will be required to redeem such Partnership Unit Balance only if the General Partner, based on reasonable projections, (i) has determined that, after redeeming such Partnership Unit Balance, the General Partner expects to have liquidity (from any available source) equal to or in excess of the NAV of the maximum amount of REIT Shares which can be redeemed under the then current SRP for the next ninety days (the “Minimum Liquidity Requirement”) and (ii) at the time of the redemption request, 100% of all properly submitted redemption requests in the SRP as of the most recent quarter end and the most recent month end (the “Redemption Period”) have been honored (collectively, with the Minimum Liquidity Requirement, the “Redemption Requirements”). In the event that the General Partner deems that the Redemption Requirements have not been met, then the Special OP Unitholders and the Advisor may only redeem their respective Partnership Unit Balances up to the lesser of (A) whichever is the lower pro rata basis within the Redemption Period provided to the General Partner’s common stockholders requesting redemption of REIT Shares under the SRP, or (B) an amount that causes the Minimum Liquidity Requirement to still be met. If there was no pro rata redemption under the SRP during the Redemption Period, the Special OP Unitholders and the Advisor may only redeem an amount that causes the Minimum Liquidity Requirement to still be met. The above Partnership Unit redemption restriction shall not apply in the event that the General Partner terminates the Advisory Agreement. The Partnership shall redeem any Partnership Units of the Special OP Unitholders or the Advisor for the Cash Amount unless the board of directors of the General Partner determines that any such redemption for cash would be prohibited by applicable law or this Agreement, in which case such Partnership Units will be redeemed for an amount of REIT Shares having the same Class designation as the Tendered Units with an aggregate NAV equivalent to the aggregate NAV of such Partnership Units.
2.    Ratification. The Partnership Agreement and its terms and provisions, as modified by this Amendment, are hereby ratified and affirmed, and shall remain in full force and effect.

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IN WITNESS WHEREOF, this Amendment has been executed as of May 3, 2019.
GENERAL PARTNER:
BLACK CREEK DIVERSIFIED PROPERTY FUND INC., a Maryland corporation

By: /s/ LAINIE P. MINNICK
Name: Lainie P. Minnick
Title: Chief Financial Officer

SOLE SPECIAL OP UNITHOLDER:
BLACK CREEK DIVERSIFIED PROPERTY ADVISORS GROUP LLC, a Delaware limited liability company, as sole Special OP Unitholder

By: /s/ JAMES R. MULVIHILL
Name: James R. Mulvihill
Title: Manager